Exhibit 5.1

March 11, 2021

Sierra Oncology, Inc.

1820 Gateway Drive, Suite 110

San Mateo, California, 94404

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Sierra Oncology, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) an aggregate of 445,139 shares (the “2015 Plan Shares”) of your common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance pursuant to the 2015 Equity Incentive Plan (the “2015 Plan”) and (ii) an aggregate of 500,000 shares (together with the 2015 Plan Shares, the “Shares”) of your Common Stock reserved for issuance pursuant to the 2018 Equity Inducement Plan (together with the 2015 Plan, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation